Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-199484 of our report dated August 28, 2014 related to the consolidated financial statements of Destination RX, Inc. as of January 14, 2013 and December 31, 2012 and for the period from January 1, 2013 through January 14, 2013 and the year ended December 31, 2012, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

December 8, 2014